Exhibit 99.5

CRIIMI MAE Financial Corporation

7.00% Collateralized Mortgage Obligations

2003 Year-End Report

Principal Distribution Detail

	Scheduled Principal	Principal Prepayments	FHA Insurance Proceeds	Realized Losses	Net Principal Distribution
Mortgages	$310,257.95	$4,666,136.13	$0.00	$0.00	$4,976,394.08
GNMA	$552,197.79	$8,755,426.33	N/A	$0.00	$9,307,624.12
Total	$862,455.74	$13,421,562.46	$0.00	$0.00	$14,284,018.20

Interest Distribution Detail

	Interest Amount	Interest Strip Amount	Prepayments Premiums	Net Interest Distribution Includes Prepay Penalty
Mortgages	$2,604,888.25	$256,425.69	$0.00	$2,348,462.56
GNMA	$3,127,090.46	N/A	$50,311.75	$3,177,402.21
Total	$5,731,978.71	$256,425.69	$50,311.75	$5,525,864.77

Interest Payable on Bonds

Beginning Balance	Interest Rate (Fixed)	Interest Payable	Additional Interest Payable
$69,982,100.22	7.00%	$4,317,416.23	$0.00

Balance Information

Principal Balance of Collateral

	Actual Beginning Balance	Actual Principal Payable	Actual Ending Balance
Mortgages	$32,419,341.57	$4,976,394.08	$27,442,947.49
GNMA	$44,434,392.56	$9,307,624.12	$35,126,768.44
Total	$76,853,734.13	$14,284,018.20	$62,569,715.93

Principal Balance of Bonds

Beginning Balance	Principal Payable	Ending Balance
$69,982,100.22	$14,284,018.20	$55,698,082.02

Delinquency Information

Delinquent Mortgage Loans

	One Month	Two Months	Three Months+	Foreclosures
Number	0	0	2	0
Scheduled Ending Principal Balance	$0.00	$0.00	$0.00	$0.00
Actual Ending Principal Balance	$0.00	$0.00	$66,730.70	$0.00

Delinquent Mortgage Loans Detail

Months Deliq.	Loan Number	Stated Principal Balance	Status of Foreclosure
Assigned to HUD	158925	$35,837.38	N/A
Assigned to HUD	158926	$30,893.32	N/A

Liquidations

Loan Number	Nature of Liquidation	Final Recovery Determination	FHA Proceeds	Realized Loss
N/A

Other Information

P&I Advances

Aggregate P&I Advances	$0.00
Aggregate unreimbursed P&I Advances	$0.00
Interest on P&I Advances paid to Master Servicer	$0.00
Interest accrued on unreimbursed P&I Advances	$0.00

Realized Losses

Aggregate Realized Losses incurred	$0.00

Fees

	Master Servicing Fee	Trustee Fee
Mortgages	$14,773.84	$2,659.30
GNMA	$19,500.67	$3,510.14
Total	$34,274.51	$6,169.44

Disclaimer Notice

Notice:  This report has been prepared by or based on information furnished to State Street Bank and Trust Company (“State Street”) by one or more third parties (e.g. Servicer, Master Servicer, etc.).  State Street shall not have and does not undertake responsibility for the accuracy or completeness of information provided by such third parties, and makes no representation or warranty with respect to the accuracy or completeness thereof or the sufficiency thereof for any particular purpose.  State Street has not independently verified information received from third parties, and shall have no liability for any inaccuracies therein or caused thereby.